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Hudson Global, Inc.

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Hudson Global Announces Board Changes

Directors Dubner and Laing to Step Down at Annual Meeting;

Board Welcomes New Directors Eberwein and Coleman

Decision Based on Discussions with Stockholders Who Support Company’s Strategic Plan and Desire Fresh Perspective and Stockholder Representation on the Board

NEW YORK – May 23, 2014 – Hudson Global, Inc. (Nasdaq: HSON) (“Hudson” or “the Company”), a leading global talent solutions company, today announced that, following the Company’s Annual Meeting of Stockholders on May 29, 2014, Robert B. Dubner and Jennifer Laing will step down from the Company’s Board of Directors, and Lone Star Value Group’s (“Lone Star”) nominees Jeffrey E. Eberwein and Richard K. Coleman will join the Board.

Hudson issued the following statement: “We have engaged in constructive discussions with our stockholders over the last several weeks. We appreciate those who voted in favor of our nominees and the many positive comments we received in support of management and our transformation plan. We also respect the desire of many of our investors to add fresh perspectives and stockholder representation on the Board. We look forward to Messrs. Eberwein and Coleman’s contributions as we work together to continue the company’s positive progress and to increase stockholder value. We thank Robert B. Dubner and Jennifer Laing for their distinguished service on the Board and their many contributions to the Company. We wish them all the best in the future.”

The Company continues to recommend stockholders vote in favor of the compensation of Hudson’s named executive officers (on a non-binding, advisory basis), the ratification of KPMG LLP as Hudson’s independent registered public accounting firm for the fiscal year ending December 31, 2014, and the amendment to Hudson’s Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors.

About Hudson

Hudson is a global talent solutions company with expertise in leadership and specialized recruitment, contracting solutions, recruitment process outsourcing, talent management and eDiscovery. We help our clients and candidates succeed by leveraging our expertise, deep industry and market knowledge, and proprietary assessment tools and techniques. Operating in 20 countries through relationships with millions of specialized professionals, we bring an unparalleled ability to match talent with opportunities by assessing, recruiting, developing and engaging the best and brightest people for our clients. We combine broad geographic presence, world-class talent solutions and a tailored, consultative approach to help businesses and professionals achieve higher performance and outstanding results. More information is available at Hudson.com.

Forward-Looking Statements

This communication contains statements that the company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this communication, including statements regarding the company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to, global economic fluctuations, the company's ability to execute its strategic initiatives, risks related to fluctuations in the company's operating results from quarter to quarter, the ability of clients to terminate their relationship with the company at any time, competition in the company's markets, the negative cash flows and operating losses that the company has experienced from time to time, restrictions on the company's operating flexibility due to the terms of its credit facilities, risks associated with the company's investment strategy, risks related to international operations, including foreign currency fluctuations, the company's dependence on key management personnel, the company's ability to attract and retain highly-skilled professionals, the company's ability to collect its accounts receivable, the company's ability to achieve anticipated cost savings through the company's cost reduction initiatives, the company's heavy reliance on information systems and the impact of potentially losing or failing to develop technology, risks related to providing uninterrupted service to clients, the company's exposure to employment-related claims from clients, employers and regulatory authorities and limits on related insurance coverage, the company's ability to utilize net operating loss carry-forwards, volatility of the company's stock price, the impact of government regulations, restrictions imposed by blocking arrangements, risks related to activist stockholders and risks related to limited availability under the company’s credit facilities. Additional information concerning these and other factors is contained in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

David F. Kirby

Hudson

212-351-7216

david.kirby@hudson.com

or

Drew Brown/Andrew Cole/Renée Soto

Sard Verbinnen & Co.

212-687-8080